Exhibit 10.15

PREMIER, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN
FOR THE PERIOD
JULY 1, 2010 THROUGH JUNE 30, 2013 (Amended and restated)

ARTICLE 1.  PLAN ESTABLISHMENT AND PURPOSE

1.1                               Establishment.  Premier, Inc., a Delaware corporation (the “Company”), hereby establishes a long-term incentive compensation plan for selected employees, which shall be known as the Premier, Inc. Long-Term Incentive Compensation Plan for the period July 1, 2010 through June 30, 2013 (the “Plan”).

1.2                               Purpose.  The purpose of the Plan is to maximize the success of the Company and the Premier Group by providing significant financial incentive opportunities to selected employees for generating benefits and savings to member organizations.  It is also intended to assist in the attraction and retention of employees and to align the interests of the employees with those of the owners of the Company.  As described in Section 11.12, the Plan is intended to comply in all respects with the provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance issued thereunder (the “Code”).

ARTICLE 2.  DEFINITIONS

2.1                               Definitions.  Whenever used herein the following terms shall have their respective meanings as set forth below:

(a)                                 “Administrator” means the employee(s) of the Company designated from time to time by the Committee to perform those duties specified in the Plan.

(b)                                 “Award” shall have the meaning set forth in Section 7.2.

(c)                                  “Base Salary” means the Participant’s gross, base straight time salary/wages with the applicable Premier Group employer, excluding any bonus, premium time, overtime, commissions, incentive compensation, deferred compensation payments, stock options, profit sharing, dividends, benefits, severance pay, or any other compensation.

(d)                                 “Change in Control” shall be deemed to have occurred if:

(i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company;

(ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company or its stockholders;

(iii) the Company shall sell substantially all of its assets to another corporation, where such transaction is treated as a change in control under section 409A of the Code; or

(iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire beneficial ownership of 50% or more of the outstanding voting securities of the Company.

For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i)) (as in effect on the date hereof) pursuant to the Exchange Act.  Further, a transfer of assets by a corporation pursuant to Subsection (d)(iii) is not treated as a change in control where such assets are transferred to:

(I)  an existing shareholder of the corporation in exchange for or with respect to its stock,

(II)  an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation,

(III)  a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of the corporation’s outstanding stock, or

(IV)  an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (III) above.

(e)                                  “Committee” means the Compensation Committee of the Board of Directors of the Company.

(f)                                   “Company” means Premier, Inc.

(g)                                  “Cumulative Base Salary” means the Participant’s cumulative, aggregated Base Salary earned during the portion of the Plan Term while a Participant in the Plan.

(h)                                 “Disability” means any of (a), (b), or (c) below:

(i)                                     The Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or entitlement to and receipt of disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition;

(ii)                                  The Participant is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving either (A) income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer or (B) disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or

(iii)                               The Participant is determined to be totally disabled by the Social Security Administration.

In making a determination under Subsection (h)(i) or (ii), the Administrator may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates.  In addition, the Participant upon request by the Administrator must submit such medical evidence, records and examination data to the Administrator regarding any Disability as is reasonably necessary for the Administrator to evaluate the same, to be treated as confidential as required by law.  The Administrator shall make all determinations and resolve any disputes regarding Disability in its sole discretion, and any decision of the Administrator concerning the same will be binding on all parties.

(i)                                     “Exchange Act” means the Securities Exchange Act of 1934 and all regulations issued thereunder and any successors thereto.

(j)                                    “Goals and Performance Standards” shall have the meaning set forth in Section 5.1.

(k)                                 “Participant” means any individual designated to participate in the Plan pursuant to Article 4.

(l)                                     “Performance Standard Achievement” shall have the meaning set forth in Section 7.1.

(m)                             “Plan Term” means the period of July 1, 2010 through June 30, 2013.

(n)                                 “Premier Group” means the Company and those affiliates, subsidiaries, and managed entities which the Company permits to participate in the Plan.

(o)                                 “Retirement” means the Participant’s voluntary resignation from the Premier Group on or after attaining age 59½ or age 55 with 5 or more years of service.

(p)                                 “Stretch” means the level of achievement in which the highest payout for Goals and Performance Standards will be made.

(q)                                 “Target” means 100% achievement of the Goals and Performance Standards.

(r)                                    “Target Award Opportunity” shall have the meaning set forth in Section 6.1.

(s)                                   “Termination for Cause” means termination of the employment of the Participant by the Company and/or the Premier Group as a result of conduct by the Participant amounting to: (i) commission or omission of any act of dishonesty, moral turpitude, fraud, embezzlement, theft, misappropriation, breach of fiduciary duty, or breach of the duty of loyalty in connection with the Participant’s employment with the Company, the Premier Group or against any Premier Group partner hospital, affiliated health care organization or customer; (ii) willful misconduct, insubordination, or repeated refusal or unwillingness to follow the reasonable directives of the Board of Directors of the Participant’s Premier Group employer, the Chief Executive Officer of the Company and/or the applicable Premier Group employer, or the Participant’s immediate supervisor(s); (iii) knowing violation of law in the course of performance of the duties of the Participant’s employment; (iv) excessive absenteeism not related to authorized sick leave, authorized family/medical leave, authorized disability leave or authorized vacation within the parameters set forth in accordance with the Premier Group’s policies and procedures regarding the same; (v) use of alcohol during working hours beyond that customarily authorized in the performance of the Participant’s job duties, repeated use of alcohol after working hours that materially interferes with the Participant’s job duties, use of illegal drugs, or violation of the Premier Group’s drug and/or alcohol policies; (vi) a conviction, guilty plea or plea of nolo contendere by the Participant for any crime involving moral turpitude or dishonesty, or for any felony; or (vii) breach or violation of the policies, rules, procedures or instructions of the Company or the Premier Group or of the terms of employment or other agreement to which Participant and the Premier Group are party.

(t)                                    “Termination Without Cause” means a separation of service, as such term is defined in section 409A of the Code, of the Participant by the Company and/or the Premier Group for any reason other than death, Disability or Termination for Cause.

(u)                                 “Threshold” means the minimum level of achievement that must be attained for Goals and Performance Standards before a Plan Award is potentially earned.

(v)                                 “Voluntary Resignation” means a separation from service, as such term is defined in section 409A of the Code, as a result of the resignation by the Participant from his or her employment with the applicable Premier Group employer for any reason other than Retirement or Disability.  The Premier Group employer or its authorized designees are entitled upon receiving such notice of Voluntary Resignation, in their discretion, to accept such resignation as effective on the resignation date proposed by the Participant, or such other earlier date designated by the Premier Group employer.

ARTICLE 3.  ADMINISTRATION

3.1                               Committee.  The Committee shall have general responsibility for the administration of the Plan according to the terms and provisions of the Plan and shall have all the powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power and authority:

(a)                                 To make rules and regulations for the administration of the Plan;

(b)                                 To construe all terms, provisions, conditions and limitations of the Plan;

(c)                                  To correct any defects, supply any omissions or reconcile any inconsistencies that may appear in the Plan in the manner and to the extent deemed expedient;

(d)                                 To determine all controversies relating to the administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group or the Administrator and the Participants;

(e)                                  To resolve any questions necessary to promote the uniform administration of the Plan;

(f)                                   To amend the Plan or terminate the Plan pursuant to Section 10.1; and

(g)                                  To create a claims procedure that complies with the provisions of DOL Reg. §2560.503-1 and to provide copies of such procedure to Participants on request.

3.2                               Administrator.  The Administrator shall have responsibility for the day to day operation of the Plan.  The Administrator shall make initial determinations regarding administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group and matters relating to Participant eligibility and incentive payments under the Plan.  The foregoing notwithstanding, the Administrator also shall have responsibility for those decisions or actions specifically set forth in the provisions of this Plan.

3.3                               Discretion.  The Committee or the Administrator, in exercising any power and authority granted under this Plan or in making any determination under this Plan, shall perform or refrain from performing those acts in their sole and absolute discretion and judgment.  Any decision made by the Committee, or any refraining to act or any act taken by the Committee, in good faith, shall be final and binding on all parties.

3.4                               Liability and Indemnification.

(a)                                 Each Indemnitee (as defined in Subsection (e)) shall be indemnified and held harmless by the Premier Group for all actions taken by him and for all failures to take action (regardless of the date of any such action or failure to take action), to the fullest extent permitted by the law of the State of Delaware, against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined in Subsection (e)).  No indemnification pursuant to this Section shall be made, however, in any case where (i) the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness or (ii) there is a settlement to which the Company does not consent.

(b)                                 The right to indemnification provided in this Section shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by the Company in advance of the final disposition of the Proceeding, to the fullest extent permitted by the law of the State of Delaware; provided that, if such law requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only on delivery to the Company of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.

(c)                                  Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be such and shall inure to the benefit of his heirs, executors, and administrators.  The Premier Group agrees that the undertakings made in this Section shall be binding on its successors or assigns and shall survive the termination, amendment or restatement of the Plan.

(d)                                 The foregoing right to indemnification shall be in addition to such other rights as the Indemnitee may enjoy as a matter of law or by reason of insurance coverage of any kind and is in addition to and not in lieu of any rights to indemnification to which the Indemnitee may be entitled pursuant to the by-laws of the Company or applicable member of the Premier Group.

(e)                                  For the purposes of this Section, the following definitions shall apply:

(i)                                     “Indemnitee” shall mean each person serving as a member of the Committee, the Administrator, or any other person who is an employee, director, or officer of the Premier Group who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that he is or was performing administrative functions under the Plan.

(ii)                                  “Proceeding” shall mean any threatened, pending, or completed action, suit, or proceeding (including, without limitation, an action, suit, or proceeding by or in the right of the Premier Group), whether civil, criminal, administrative, investigative, or through arbitration.

ARTICLE 4.  ELIGIBILITY AND PARTICIPATION

4.1                               General Eligibility.  Employees of the Premier Group shall be recommended for participation in the Plan by the Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group, from among those employees of the Premier Group who are, in the opinion of the Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group, in a position to contribute materially to the Premier Group’s continued growth and development and to its long-term financial success.  All such persons shall be members of a select group of management or highly compensated employees within the Premier Group.

4.2                               Participation.  Participants in the Plan shall be limited to those individuals approved by the Committee.  The effective date of a Participant’s inclusion in the Plan shall be determined by the Committee based on the recommendation provided pursuant to Section 4.1.  Eligibility and the criteria and approval for participation in the Plan is applicable only for the current Plan Term and is subject to review by the Chief Executive Officer of the Company, other appropriate senior executives of the Premier Group, and the Committee for any other long-term incentive compensation plan.

4.3                               Term of Participation; Removal.  Participation in the Plan shall continue until the earlier to occur of: (a) removal of the Participant from the Plan by the Committee based upon recommendation of the Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group that such Participant is no longer in a position to contribute materially to the Premier Group’s continued growth and development and to its long-term financial success; (b) the Participant’s termination of employment as provided in Article 9; or (c) termination of the Plan as provided by Section 10.1.

ARTICLE 5.  GOALS AND PERFORMANCE STANDARDS

5.1                               Goals and Performance Standards.  The Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group shall recommend to the Committee: (a) Plan Term goals and (b) performance standards that will be used to determine the degree to which the goals have been achieved (“Goals and Performance Standards”).  Threshold, Target and Stretch Performance Standards shall be established for each Goal.  The Goals and Performance Standards shall be measurable as of the conclusion of the Plan Term.

5.2                               Committee Approval.  The Committee will review, and will approve or modify as it deems appropriate, the recommendations for Goals and Performance Standards as provided by Section 5.1.  In addition, on recommendation of the Chief Executive Officer of the Company, the Committee may approve adjustments to the Goals and Performance Standards during the Plan Term to ensure that they remain consistent with Premier Group objectives.

ARTICLE 6.  AWARD OPPORTUNITY

6.1                               Target Award Opportunity.  The Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group shall recommend to the Committee a Target award opportunity for each Participant (the “Target Award Opportunity”).  The Target Award Opportunity shall be expressed as a percentage of a Participant’s Cumulative Base Salary.

6.2                               Committee Approval; Participant Notification.  The Committee will review the recommendations provided for each Participant, and will approve or modify the Target Award Opportunity for each Participant.  The Administrator will notify each Participant as soon as practicable of the Participant’s Target Award Opportunity for the Plan Term.   In addition, on recommendation of the Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group, the Committee may approve adjustments to the Target Award Opportunity of any Participant during the Plan Term to ensure that they remain consistent with Premier Group objectives and market compensation practices.

ARTICLE 7.  AWARD DETERMINATION

7.1                               Performance Review.  Within 90 days of the conclusion of the Plan Term, the Committee shall review and approve the performance of the Premier Group in achieving the Goals and Performance Standards for the Plan.  In addition, the Chief Executive Officer of the Company shall review the overall performance of the Premier Group and may recommend, and the Committee may approve or modify, a discretionary achievement adjustment.  The Administrator shall make a determination of the Award percentage based on total, aggregate Goals and Performance Standard achievement, including any discretionary achievement adjustment, approved by the Committee (“Performance Standard Achievement”) utilizing the following:

Performance Standard Achievement	Award Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Stretch	150%

In determining Performance Standard Achievement, the Committee may, in its sole and absolute discretion, eliminate from earnings of the Premier Group those extraordinary gains or losses of an abnormal or non-recurring nature, which in their judgment, should be excluded.  This may, therefore, exclude items such as sale of capital assets, changes in accounting methods, tax adjustments, adjustments to earning for unrealized foreign exchange gains or losses, and approved restructuring expense or similar items.  It is intended that any Goal established under the Plan that is based on income of the Premier Group will be determined using an income calculation that takes into consideration an expense accrual for the Plan Awards.

Actual Plan Awards will equal, exceed or fall below Target levels based on the extent of Performance Standard Achievement.

If Performance Standard Achievement is determined to be between Threshold and Target or between Target and Stretch, the Administrator shall determine the appropriate Award percentage by interpolation within the ranges shown in this Section 7.1 above.

7.2                               Award Calculation.  The Administrator shall calculate a Participant’s Award under the Plan applying the following formula: the Award percentage, as described in Section 7.1 above, multiplied by the Target Award Opportunity, multiplied by the Participant’s Cumulative Base Salary.  For example, if the Award percentage is 110% and a Participant has a Target Award Opportunity of 75% and Cumulative Base Salary of $300,000, the Participant’s Award would be $247,500.

ARTICLE 8.  AWARD PAYMENT

8.1                               Payments.  Subject to Article 9, Awards shall be paid to Participants in the following manner:

(a)                                 Forty percent (40%) of the Award shall be paid in cash within one hundred and twenty (120) days following the conclusion of the Plan Term;

(b)                                 Thirty percent (30%) of the Award, plus interest thereon, shall be paid on the first anniversary of the conclusion of the Plan Term; and

(c)                                  The remaining thirty percent (30%) of the Award, plus interest thereon, shall be paid on the second anniversary of the conclusion of the Plan Term.

8.2                               Interest.  The payments described in Section 8.1 shall be credited with interest, compounded annually from the last day of the Plan Term, based on a benchmark to be determined by the Committee in its discretion.

8.3                               Deferral of Payment.  Notwithstanding any other provision of the Plan, a Participant’s Award shall not be paid in cash to the extent that the Participant has entered into a deferral agreement, an employment agreement or such other agreement with the Company or another member of the Premier Group which agreement specifically provides for the deferral of an Award otherwise payable from the Plan.

ARTICLE 9.  TERMINATION EVENTS

9.1                               Voluntary Resignation and Termination for Cause.  In the event a Participant’s employment with the Premier Group terminates or ends at any point in time before or after the end of the Plan Term and prior to payment of all or a portion of a Plan Award as described in Article 8 as a result of: (a) Voluntary Resignation (other than a Voluntary Resignation occurring within two years following a Change in Control), or (b) Termination for Cause, the Participant’s participation in the Plan shall immediately terminate, and all rights under this Plan for such Participant to receive any Award pursuant to Article 7 or any payment of all or a portion of an Award pursuant to Article 8 not yet made as of the final effective date of termination or resignation shall be forfeited.

9.2                               Other Termination Events.  In the event a Participant’s employment with the Premier Group terminates or ends at any point in time before or after the end of the Plan Term and prior to payment of all or a portion of a Plan Award as described in Article 8 as a result of: (a) the Participant’s death, Disability or Retirement, (b) Termination Without Cause, or (c) a Voluntary Resignation occurring within two years following a Change in Control, the Participant’s Cumulative Base Salary for the purpose of calculating an Award under the Plan shall be determined as of the final effective date of such event or the end of the Plan Term, whichever is earlier, but the Participant (or the Participant’s estate in the event of the Participant’s death) shall be entitled to payment as provided in Article 8 of any Award to which the Participant may become entitled pursuant to Article 7.

ARTICLE 10.  AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

10.1                        Right to Amend, Suspend or Terminate Plan.  Subject to Section 11.12, the Committee reserves the right at any time to amend, modify, suspend or terminate the Plan for any reason and without the consent of the Administrator, the Participants or any other person.

10.2                        Notice.  Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Committee to the Administrator and to all Participants.

ARTICLE 11.  GENERAL PROVISIONS REGARDING PLAN ADMINISTRATION

11.1                        Limitation of Rights.  The granting of any rights to a Participant under the provisions of the Plan represent only a discretionary, contingent right to receive compensation.  Accordingly, nothing in this Plan shall be construed:

(a)                                 To limit in any way the right of the Premier Group to terminate a Participant’s employment at any time for any reason;

(b)                                 To evidence any agreement or understanding, express or implied, that the Premier Group will employ a Participant in any particular capacity for any particular term or for any particular remuneration; or

(c)                                  To grant any right to, or interest in, either express or implied, any equity position or ownership in the Premier Group.

Moreover, no Participants shall have any right or interest, whether vested or otherwise, in the Plan or in any Award unless and until all of the terms, conditions, and provisions of the Plan and the guidelines have been complied with and an Award has been paid.

11.2                        Alienation.  No benefit provided by this Plan shall be transferable by the Participant except on the Participant’s death, as provided in this Plan.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan shall be void.  No right or benefit under this Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit.  If any Participant becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under this Plan, then the right or benefit shall, in the discretion of the Administrator, cease.  In that event, the Company may hold or apply the right or benefit, or any part of the right or benefit, for the benefit of the Participant, his or her spouse, children, or dependents, the beneficiary or any of them, in the manner or in the proportion that the Administrator shall deem proper, in its sole discretion, but it shall not be required to do so.

11.3                        Tax Withholding.  If the Premier Group shall be required to withhold any amount by reason of any federal, state or local tax laws, rules, regulations or court decisions in respect of the payment of an earned Award, the Premier Group shall be entitled to deduct or withhold such amounts from any Award payments to a Participant or beneficiary thereof.  Premier Group and its officers, employees, accountants, attorneys, and agents do not indemnify or make any representation, statement or guarantee, to Participants or their beneficiaries as to their past, current, or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of their prior or future wages, payments, compensation, and benefits, including the payments, awards, and provisions under this Plan or any other plan or program referenced herein.

11.4                        Unfunded Plan.  The Plan shall be unfunded. The Premier Group shall not be required to segregate or earmark any cash, or other assets and property in connection with the Plan.  The Premier Group, the Committee and the Administrator shall not have any fiduciary responsibility to any employee or Participant in connection with this Plan.  The Premier Group intends that the Plan is not subject to the terms of the Employee Retirement Income Security Act of 1974, as amended.  In addition, the Premier Group shall not be deemed to be a trustee of any amounts to be paid to a Participant.  Any liability of the Premier Group to pay any Participant with respect to a potential Plan Award shall be based solely upon any obligations created pursuant to the provisions of the Plan; and no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Premier Group.  However, the Premier Group shall have the discretion at any time to segregate such assets that may be represented by an Award.  Such assets will at all times remain the property of the Premier Group.  Moreover, Participants and their beneficiaries shall at all times be merely unsecured creditors of the Company.

11.5                        Plan Document Governs.  In the event of a conflict between any other written or oral statements and this Plan document, the provisions of this Plan document shall govern.

11.6                        Governing Law.  The construction and operation of this Plan are governed by the laws, rules, and judicial decisions of the State of Delaware, except as superseded by federal law.

11.7                        Headings.  All headings in the Plan are for reference only and not to be utilized in construing the Plan.

11.8                        Gender.  Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

11.9                        Singular and Plural.  Unless clearly inappropriate, singular terms refer also the plural and vice versa.

11.10                 Severability.  Every provision of this Plan is severable from every other provision of this Plan.  Thus, if any part of the provisions contained in this Plan document is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision (with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced) shall remain in full force and effect, and all other covenants and provisions contained in this Plan document shall, nevertheless, remain in full force and effect to the fullest extent permitted by law, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

11.11                 Waiver of Breach.  Waiver by the Committee, the Administrator or the Premier Group of any provision of this Plan shall not operate or be construed as a waiver of any other provision of this Plan or any other future breach of the provisions so waived.

11.12                 Compliance With Code Section 409A.

(a)                                 The Plan is intended to comply with section 409A of the Code to the extent that such section is applicable.  Accordingly, notwithstanding any other provision of the Plan, the Committee may amend the Plan at any time to the extent required to comply with Code section 409A or to ensure that any portion, or all, of the compensation provided under the Plan will not be subject to section 409A, as the Committee may determine to be necessary or appropriate.

(b)                                 Each provision of the Plan that involves the deferral of compensation subject to Code section 409A shall be interpreted in a manner that complies with such section, and each provision that conflicts with such requirements shall be neither valid nor enforceable.  The Plan may not be amended in any way to accelerate the payment of a Participant’s Award as of the effective date of such amendment, except as may be permitted by Code section 409A.

(c)                                  Notwithstanding any provision of the Plan, the Committee may terminate the Plan at any time under any circumstances permitted by section 409A and, if the Board so desires, cause all Awards to be paid out in lump sum payments in cash as soon as practicable following such termination.